                                                      REGISTRATION NO.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         HOUSEHOLD INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                   36-3121988
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                  708-564-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 PATRICK D. SCHWARTZ, ASSOCIATE GENERAL COUNSEL
                         HOUSEHOLD INTERNATIONAL, INC.
                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                  708-564-6301
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:

                                SCOTT N. GIERKE
                            MCDERMOTT, WILL & EMERY
                             227 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60606
                                  312-984-7521

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTERED(1)          UNIT                PRICE(1)        REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------

Debt Securities and Warrants to
 Purchase Debt Securities(3)...........
Preferred Stock (without par value)....        (2)               (2)              $500,000,000          $172,415
Depositary Shares(4)...................
Common Stock ($1 par value)............
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------

(1) The maximum aggregate offering price of Debt Securities and Warrants to Purchase Debt Securities, Preferred Stock (without par value), Depositary Shares and Common Stock ($1 par value) registered hereunder shall not exceed $500,000,000. PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO $50,000,000 OF SECURITIES PREVIOUSLY REGISTERED PURSUANT TO FORM S-3 (REGISTRATION NO. 33-50619), AS TO WHICH THIS REGISTRATION STATEMENT CONSTITUTES A POST-EFFECTIVE AMENDMENT.

(2) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933.

(3) Any offering of Debt Securities or Warrants denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities or Warrants from the Registrant.

(4) There are also being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that fractional interests in shares of the Preferred Stock registered hereunder are offered, Depositary Receipts may be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be deposited with the Depositary under the Deposit Agreement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED JANUARY 12, 1995

                         HOUSEHOLD INTERNATIONAL, INC.
                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES

                      PREFERRED STOCK (WITHOUT PAR VALUE)

                    COMMON STOCK (PAR VALUE $1.00 PER SHARE)

     Household International, Inc. ("Household International" or the "Company") from time to time may offer one or more series of debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities, shares of one or more series of its preferred stock, without par value ("Preferred Shares"), or shares of its common stock, par value $1.00 per share ("Common Stock"; collectively with the Debt Securities, Warrants and Preferred Shares being hereinafter called "Securities"), or any combination of the foregoing, for proceeds of up to $550,000,000, or the equivalent thereof if any of the Debt Securities or Warrants are denominated in a foreign currency or a foreign currency unit. All specified terms of the offering and sale of the Securities shall be set forth in one or more supplements to this Prospectus ("Prospectus Supplement") including (a) in the case of Debt Securities, the designations, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price and any redemption terms, (b) in the case of Preferred Shares, the designations, rights, preferences, privileges, and restrictions applicable thereto, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preferences, and any conversion, exchange, redemption or sinking fund provisions, (c) in the case of Common Stock, the number of shares of Common Stock, and (d) in the case of the Securities generally, the initial public offering price, listing on a securities exchange, if any, and any other specific terms relating to the Securities in respect of which this Prospectus is being delivered. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement shall set forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

     The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The Debt Securities will be unsecured obligations of Household International and will rank on a parity with other unsecured senior indebtedness of Household International.

     The shares of any series of Preferred Shares may be represented by Depositary Shares as described herein.

     Household International may sell Securities through underwriting syndicates led by one or more managing underwriters or through one or more underwriting firms acting alone, to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution". The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION
                TO   THE   CONTRARY   IS   A  CRIMINAL  OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS          , 1995.

                             AVAILABLE INFORMATION

     Household International is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other material concerning Household International can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. Although Household International may not be required to send a copy of its latest Annual Report to Shareholders to holders of Debt Securities, Warrants or Preferred Shares, Household International will, upon request, send to any holder of Securities a copy of its latest Annual Report to Shareholders, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 1-8198) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

          (a) Household International's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          (b) Household International's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; and

          (c) Household International's Current Reports on Form 8-K dated February 1, May 11, June 28, August 8, August 10, and October 11, 1994.

     All documents filed by Household International with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     HOUSEHOLD INTERNATIONAL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO:

                              HOUSEHOLD INTERNATIONAL, INC.
                              2700 SANDERS ROAD
                              PROSPECT HEIGHTS, ILLINOIS 60070
                              ATTENTION: OFFICE OF THE SECRETARY
                              TELEPHONE: 708-564-6989

                            HOUSEHOLD INTERNATIONAL

     Household International was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. In 1985 the Company initiated a restructuring program that has resulted in the disposition of its merchandising, transportation and manufacturing businesses. This has enabled the Company to focus its resources in the financial services industry through the operation of businesses involved in finance and banking, and insurance. The Company's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 708-564-5000).

     The finance and banking business of the Company is the largest segment of the Company's operations. Through subsidiaries, such as Household Finance Corporation ("HFC"), Household Bank, f.s.b., Household Retail Services, Inc., Household Bank (Illinois), National Association, Household Financial Corporation Limited, Household Trust Company and HFC Bank plc, the Company offers numerous consumer finance products, including home equity credit lines, revolving and closed-end unsecured personal loans, private label credit cards, and VISA* and MasterCard* credit cards. Also, in conjunction with its consumer finance business, and where applicable laws permit, the Company makes credit life, credit accident and health, household contents, and term insurance available to its customers. This insurance is generally directly written by or reinsured with the Company's insurance subsidiary, Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton").

     The Company has included its ongoing commercial finance operations in the finance and banking segment. These operations are generally administered by Household Commercial Financial Services, Inc. ("Household Commercial"), a subsidiary of HFC. Products offered by Household Commercial include loan and lease financing to businesses for capital equipment, including aircraft and other transportation equipment, and specialized secured corporate loans. In addition, Household Commercial also invests in publicly issued or privately placed term preferred stocks of unaffiliated entities.

     The Company's individual life insurance products are offered by Alexander Hamilton. These products include universal life, whole life and term insurance policies, as well as annuity products, and are sold through a network of independent agents in the United States.

     Household International is principally a holding company whose primary source of funds is dividends from its subsidiaries. Dividend distributions to the Company from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors or stockholders of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit the Company's ability to make payments to its creditors or to pay dividends on its Preferred Stock or Common Stock at current levels nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

                                USE OF PROCEEDS

     Household International will apply the net proceeds from the sale of the Securities to its general funds to be used to fund investments in, or extensions of credit to, its subsidiaries; to reduce other outstanding indebtedness (which may include indebtedness owed to its subsidiaries); to fund acquisitions by Household International and its subsidiaries of other companies; or for such other purposes as may be set forth in the Prospectus Supplement. Pending such application, such net proceeds may be temporarily invested or applied to the reduction of short-term debt.

- ---------------
* VISA and MasterCard are registered trademarks of VISA, USA, Inc. and MasterCard International Incorporated, respectively.

                         SELECTED FINANCIAL INFORMATION

     The financial information which is set forth below for the three years ended December 31, 1993 has been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent certified public accountants. All financial information of the Company and subsidiaries presented below should be read in conjunction with the detailed financial statements included in documents on file with the Commission and listed under "Incorporation of Certain Documents by Reference" in the Prospectus. The results of operations of the Company and subsidiaries for the nine month periods ended September 30, 1994 and 1993 reflect all adjustments of a normal recurring nature which are, in the opinion of the Company's management, necessary for a fair statement of the results for the interim period and such results are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, certain prior period amounts have been reclassified to conform with the current period's presentation. All dollar amounts stated below are in millions.

                                                                       (UNAUDITED)
                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                                   --------------------    --------------------------------
                                                                     1994        1993        1993        1992        1991
                                                                   --------    --------    --------    --------    --------
STATEMENT OF INCOME DATA:
    Finance income...............................................  $1,945.6    $1,932.9    $2,561.4    $2,584.4    $3,037.5
    Interest income from noninsurance investment securities......      90.7       101.8       129.3       152.8       187.4
    Interest expense.............................................     878.6       878.2     1,149.5     1,420.2     1,886.9
                                                                   --------    --------    --------    --------    --------
    Interest margin..............................................   1,157.7     1,156.5     1,541.2     1,317.0     1,338.0
    Provision for credit losses on owned receivables.............     502.2       561.1       735.8       671.5       843.2
                                                                   --------    --------    --------    --------    --------
    Interest margin after provision for credit losses............     655.5       595.4       805.4       645.5       494.8
                                                                   --------    --------    --------    --------    --------
    Securitization and servicing fee income......................     520.9       301.3       460.0       376.0       398.3
    Insurance premiums and contract revenues.....................     196.1       216.0       288.3       281.2       288.4
    Investment income............................................     388.1       441.7       574.0       523.7       471.5
    Fee income...................................................     193.9       219.8       292.6       164.5       104.0
    Other income.................................................      68.2        98.5       148.9        98.0       106.8
                                                                   --------    --------    --------    --------    --------
    Other revenues...............................................   1,367.2     1,277.3     1,763.8     1,443.4     1,369.0
                                                                   --------    --------    --------    --------    --------
    Interest margin after provision for credit losses and other
      revenues...................................................   2,022.7     1,872.7     2,569.2     2,088.9     1,863.8
                                                                   --------    --------    --------    --------    --------
    Salaries and fringe benefits.................................     497.0       450.8       615.4       535.9       507.9
    Other operating expenses.....................................     799.7       707.6       964.0       761.1       683.9
    Policyholders' benefits......................................     343.9       405.4       539.1       513.9       472.2
                                                                   --------    --------    --------    --------    --------
    Total costs and expenses.....................................   1,640.6     1,563.8     2,118.5     1,810.9     1,664.0
                                                                   --------    --------    --------    --------    --------
    Income before income taxes...................................     382.1       308.9       450.7       278.0       199.8
    Income taxes.................................................     125.5       103.2       152.0        87.1        50.0
                                                                   --------    --------    --------    --------    --------
    Net income...................................................  $  256.6    $  205.7    $  298.7    $  190.9    $  149.8
                                                                    =======     =======     =======     =======     =======

                                                        (UNAUDITED)                       YEAR ENDED DECEMBER 31,
                                                       SEPTEMBER 30,       ------------------------------------------------------
                                                            1994                1993                1992                1991
                                                       --------------      --------------      --------------      --------------
PERIOD END BALANCE SHEET DATA:
    Total assets.....................................    $ 34,804.5          $   32,961.5        $   31,128.4        $   29,982.3
    Total debt.......................................      23,824.8              22,272.0            22,298.0            21,906.5
    Deposits.........................................       7,490.9               7,516.1             8,030.3             7,969.6
    Convertible preferred stock subject to mandatory
      redemption.....................................           3.7                  19.3                36.0                54.4
    Preferred stock..................................         320.0                 320.0               300.0               250.0
    Common shareholders' equity......................    $  2,122.1          $    2,078.3        $    1,545.6        $    1,462.1

                                SELECTED RATIOS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Household International and subsidiaries for the periods indicated below was as follows:

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                  --------------    ------------------------------------
                                                  1994      1993    1993    1992    1991    1990    1989
                                                  ----      ----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges.............   1.42      1.34    1.38    1.19    1.10    1.17    1.19
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends....................   1.37      1.29    1.33    1.15    1.08    1.15    1.18

     For purposes of calculating the above ratios, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). Preferred stock dividends represent an amount equal to income, before income tax, which would be required to meet the dividends on preferred stocks.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

     The Offered Debt Securities will constitute unsecured senior debt of Household International and will rank on a parity with other unsecured senior debt of Household International. The Offered Debt Securities will be issued under one of three indentures specified elsewhere herein ("Indentures"). Copies of the Indentures are included as exhibits to Household International's Registration Statement which registers the Debt Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of the Indentures are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

     The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities, except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in definitive registered form without coupons, will be exchangeable for authorized denominations and will be transferable at any time or from time to time. No charge will be made to any Holder for any exchange or registration of transfer except for any tax or governmental charge incident thereto.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) Household International will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable;

(5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by Household International, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Household International or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued;
(11) the securities exchange, if any, on which the Offered Debt Securities will be listed; (12) additional provisions, if any, with respect to the Offered Debt Securities; and (13) the Indenture under which the Offered Debt Securities are to be issued. With respect to Offered Debt Securities sold through dealers acting as agents, however, the maturities and interest rates of such Offered Debt Securities may be established by Household International from time to time and, if not set forth in the Prospectus Supplement relating thereto, will be made available through such dealers.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuance thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Securities.

INDENTURES

     Offered Debt Securities will be issued under (i) an Indenture dated as of October 1, 1993, between Household International and The First National Bank of Maryland, as Trustee, (ii) an Indenture dated as of February 1, 1993, between Household International and First Interstate Bank of California, as Trustee, or
(iii) an Indenture dated as of January 1, 1995, between Household International and Harris Trust and Savings Bank, as Trustee (collectively, the "Trustees").

     Unless a different place is specified in the Prospectus Supplement with respect to any particular series of Debt Securities, principal of and interest, if any, on Debt Securities will be payable at the office or agency of Household International in either Baltimore, Maryland, with respect to the Indenture with The First National Bank of Maryland, in Los Angeles, California, with respect to the Indenture with First Interstate Bank of California, or in Chicago, Illinois, with respect to the Indenture with Harris Trust and Savings Bank; provided, however, that payment of interest may be made at the option of Household International by check or draft mailed to the person entitled thereto.

COVENANT AGAINST CREATION OF PLEDGES OR LIENS

     All Debt Securities issued under the Indentures will be unsecured. Household International covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale or discount by Household International or any of its subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

     The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by Household International or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household International; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by Household International; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into Household International or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to Household International; (d) security interests of Household International to secure any of its indebtedness to a subsidiary; (e) security interests in property of Household International in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed; (g) security interests existing on the date of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive, provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest, and provided further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

     Notwithstanding the foregoing, Household International may, without equally and ratably securing the Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above, if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household International existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of Household International's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by Household International of any property, which property has been or is to be sold or transferred by Household International to such person with the intention that such property be leased back to Household International, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as liabilities on a consolidated balance sheet of Household International. The Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the Holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Section 3.08)

SATISFACTION, DISCHARGE AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

     If there is deposited irrevocably with the Trustee as trust funds for the benefit of the Holders of Debt Securities of a particular series, for the purpose hereinafter stated, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if Household International has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then Household International will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all the obligations of Household International under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of such Debt Securities will be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Section 6.03)

     For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Debt Securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

THE TRUSTEES

     Household International and certain of its subsidiaries maintain banking relationships with each of the Trustees or affiliates thereof. Certain of the Trustees are also trustees under other indentures of Household International or its subsidiaries under which outstanding senior or subordinated unsecured debt securities of such entities have been issued. The Trustees or affiliates thereof may also have other financial relationships with Household International and its subsidiaries.

MODIFICATION OF INDENTURES

     Each Indenture provides that the Holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the Indenture or of any supplemental indenture modifying the rights of Holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the Holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the Holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Section 11.02)

     Each Indenture may be amended or supplemented without the consent of any Holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated debt securities in addition to certificated debt securities; (iv) to make any change that does not adversely affect the rights of Holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of Holders of Debt Securities or add additional Events of Default. (Section 11.01)

SUCCESSOR ENTITY

     The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Sections
10.01 and 10.02)

EVENTS OF DEFAULT

     Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. Household International is required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the Indenture. (Sections 7.01 and 3.05)

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount and all accrued but unpaid interest of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Section 7.02)

     The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default
(a) in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 7.13)

     Each Indenture provides that the Trustee thereunder may withhold notice to Holders of Debt Securities of any default (except in payment of the principal of (or premium, if any) or interest on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of Holders of Debt Securities to do so. (Section 8.02)

     Holders of Debt Securities may not enforce an Indenture except as provided therein. (Section 7.07) Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.12) The Trustee will not be required to comply with any request or direction of Holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Section 8.03(e))

                            DESCRIPTION OF WARRANTS

     Household International may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between Household International and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

     The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (i) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

     Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, Household International will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, which has been filed with and is available from the offices of the Commission as referred to under "Available Information".

     The Company's Restated Certificate of Incorporation authorizes the issuance of 158,155,004 shares of capital stock of which 8,155,004 shares shall be designated preferred stock, without par value ("Preferred Stock"), and 150,000,000 shares shall be designated common stock, par value $1.00 per share ("Common Stock"). As of September 30, 1994, there were 5,304,635 shares of Preferred Stock authorized and issued or reserved for issuance as follows:
3,454,635 shares of $6.25 Cumulative Convertible Voting Preferred Stock ("$6.25 Preferred"), 750,000 shares of 9 1/2% Cumulative Preferred Stock, Series 1989-A ("1989 Preferred"), 400,000 shares of Flexible Rate Auction Preferred Stock, Series B ("Series B Flex APS"), 550,000 shares of 9 1/2% Cumulative Preferred Stock, Series 1991-A ("1991 Preferred"), 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A ("1992 Preferred") and 100,000 shares of 7.35% Cumulative Preferred Stock, Series 1993-A ("1993 Preferred"). As of September 30, 1994, 74,219 shares of $6.25 Preferred, 400,000 shares of Series B Flex APS, 750,000 shares of 1989 Preferred, 550,000 shares of 1991 Preferred, 50,000 shares of 1992 Preferred, 100,000 shares of 1993 Preferred, and 96,234,160 shares of the Company's Common Stock were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock of the Company may be issued from time to time in one or more series as authorized by the Board of Directors or a duly authorized committee of the Board of Directors. The Board of Directors has adopted a resolution creating an Offering Committee of the Board with the power to authorize the issuance and sale of one or more series of Preferred Stock ("Preferred Shares") and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights (other than voting rights which shall be fixed by the Board of Directors) and qualifications, limitations or restrictions of the Preferred Shares. The following description sets forth certain general terms and provisions of the Preferred Stock of the Company. Certain other terms of any series of Preferred Shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the Offering Committee will be set forth in the Prospectus Supplement relating to such series.

     Dividends. Holders of shares of Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in the Company's Restated Certificate of Incorporation or applicable Certificate of Designation, Preferences and Rights for each series of Preferred Stock, before any dividends may be declared or paid or set apart for payment upon the Common Stock. No dividend may be declared or paid on any series of Preferred Stock unless at the same time a dividend in like proportion to the respectively designated dividend rates shall be declared or paid on each other series of Preferred Stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends may be either cumulative or non-cumulative.

     Liquidation Preference. In the event of dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices, out of the available assets of the Company, after payment to the Company's creditors but in preference to the holders of the Common Stock. The Company's Restated Certificate of Incorporation, as amended, provides that a consolidation, merger or sale by the Company of its assets as an entirety or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Company.

     Redemption. No Preferred Stock or Common Stock may be purchased by the Company if any dividends on any shares of Preferred Stock are in arrears, and no Preferred Stock may be redeemed in such case unless all shares of issued and outstanding Preferred Stock are redeemed.

     Voting Rights. Voting rights of the holders of Preferred Stock are non-cumulative. Holders of Preferred Stock have such voting rights as are set forth in the Company's Restated Certificate of Incorporation, as amended, or applicable Certificate of Designation, Preferences and Rights or as otherwise provided for by law.

     The Company's Restated Certificate of Incorporation, as amended, provides that, without the vote or consent of the holders of at least two-thirds of the outstanding shares of all series of Preferred Stock (except for a series of Preferred Stock in which the right is expressly withheld) voting as a single class, the Company may not (i) consolidate or merge with another corporation or corporations or sell its assets as an entirety or substantially as an entirety;
(ii) issue any shares of Preferred Stock of any series if the cumulative dividends payable on shares of any series of outstanding Preferred Stock are in arrears; (iii) adopt any amendment to the Company's Restated Certificate of Incorporation which adversely alters the preferences, powers and special rights of the Preferred Stock, provided, however, that if any such amendment would adversely alter any preference, power or special right of one or more but not all of the series of the Preferred Stock, then only the vote or consent of the outstanding shares of all series of Preferred Stock so affected, voting as one class, shall be required; or (iv) increase the authorized amount of the Preferred Stock, or create or issue any class of stock ranking prior to or on a parity with the Preferred Stock, or any series thereof, as to the payment of dividends or the distribution of assets. In addition, the holders of the outstanding shares of all series of Preferred Stock (except for a series of Preferred Stock in which the right is expressly withheld) shall be entitled to elect one-third of the members of the Board of Directors of the Company out of the number fixed by the Company's

Bylaws in the event the Company fails to declare and pay any four quarterly cumulative dividends, whether consecutive or not, on any series of Preferred Stock and shall be entitled to elect a majority of said directors should any eight quarterly cumulative dividends, whether consecutive or not, be unpaid. Any such right to elect members of the Board of Directors of the Company shall continue until all unpaid dividends upon all series of Preferred Stock shall have been paid in full.

     Under current provisions of the General Corporation Law of the State of Delaware, the holders of issued and outstanding Preferred Stock are entitled to vote as a class upon a proposed amendment to the Company's Restated Certificate of Incorporation (whether or not entitled to vote thereon by the Company's Restated Certificate of Incorporation), with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of shares of Preferred Stock, or alter or change the powers, preferences or special rights of the Preferred Stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Preferred Stock as to affect them adversely, but would not affect the entire class of Preferred Stock, then only the shares of the series so affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

     Preemptive Rights. Holders of Preferred Stock have no preemptive rights to purchase any securities of the Company.

DEPOSITARY SHARES

     General. The Company may, at its option, elect to issue fractional shares of Preferred Shares, rather than full shares of Preferred Shares. In the event such option is exercised, the Company may elect to have a Depositary (as defined below) issue receipts for Depositary Shares, each receipt representing a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares as described below.

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement ("Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 ("Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Shares represented by such Depositary Share, to all the rights and preferences of the Preferred Share represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Shares in accordance with the terms of an offering of the Preferred Shares. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Shares relating to the surrendered Depositary Receipts. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Shares on the basis set forth in the related Prospectus Supplement for such series of Preferred Shares, but holders of such whole shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Depositary Shares. If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Shares.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward to the record holders of the Depositary Shares relating to such Preferred Shares all reports and communications from the Company which are delivered to the Depositary.

     Neither the Depositary or the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF AUTHORIZED SERIES OF PREFERRED STOCK

     The following summary descriptions of the authorized series of Preferred Stock of the Company are qualified in their entirety by reference to the Company's Restated Certificate of Incorporation, as amended (including the respective Certificates of Designation, Preferences and Rights relating to such series).

$6.25 PREFERRED

     Dividends. Holders of the $6.25 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $6.25 per share. All dividends on the $6.25 Preferred have been paid to date.

     Conversion Rights. Holders of the $6.25 Preferred have the right to convert such shares into shares of Common Stock at a conversion rate of 4.654 shares of Common Stock for each share of $6.25 Preferred.

     The conversion rate is subject to adjustment in certain events, including
(i) the issuance of Common Stock as a dividend by the Company on its Common Stock; (ii) subdivision, combination, reclassification or change of the Common Stock; (iii) consolidation or merger of the Company or sale or conveyance of all or substantially all of the property of the Company; (iv) unless holders of the $6.25 Preferred are issued rights or warrants on a reasonably equivalent basis, the issuance to holders of the Company's Preferred Stock (other than holders of the $6.25 Preferred) or Common Stock of rights or warrants entitling them to subscribe for or purchase shares of the Company's Common Stock at less than the then current market price; provided that if such rights or warrants have a term not exceeding 45 days and if any such rights or warrants expire unexercised, then the conversion rate will be readjusted to the rate which would have been obtained had such unexercised rights or warrants not been issued; and (v) unless holders of $6.25 Preferred are issued evidences of indebtedness or assets on a reasonably equivalent basis, the distribution to holders of Common Stock of evidences of indebtedness or other assets of the Company (other than cash dividends to the extent paid out of retained earnings, dividends in shares of Common Stock and rights and warrants for Common Stock, but including securities convertible into capital stock of the Company).

     Sinking Fund. Pursuant to a cumulative sinking fund, the Company is required to call for redemption, but only from retained earnings, at a redemption price of $50 per share plus accrued and unpaid dividends, in 1991 and each year thereafter to 2010, a number of shares of the $6.25 Preferred equal to at least 4% of the shares originally issued (but not more than 8%), and all remaining shares during the year 2011. In 1991, 1992, 1993 and 1994 the Company called for redemption 276,371 shares of the $6.25 Preferred in each year (the maximum amount permitted) and the Company intends to call the remaining shares outstanding for redemption in 1995. Sinking fund payments may be made only if there is not an arrearage in dividends on any series of Preferred Stock and if the Company is not and would not be rendered insolvent or have its capital impaired by such payments.

     Optional Redemption. The $6.25 Preferred may be redeemed at the option of the Company at any time, in whole or in part, at a redemption price equal to $50 per share plus accrued and unpaid dividends provided the aggregate amount of regular annual dividends per share on the Common Stock multiplied by the conversion rate then in effect on the $6.25 Preferred has equalled or exceeded $6.25 at all times during the twelve consecutive months preceding the date of the notice of redemption. Currently, the $6.25 Preferred may not be redeemed at the option of the Company.

     Voting Rights. The $6.25 Preferred is entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders in addition to the voting rights generally available to all series of Preferred Stock as described above.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the $6.25 Preferred are entitled to receive $50 per share plus accrued and unpaid dividends.

1989 PREFERRED, SERIES B FLEX APS, 1991 PREFERRED, 1992 PREFERRED AND 1993 PREFERRED

     General. The 1989 Preferred, Series B Flex APS, 1991 Preferred, 1992 Preferred and 1993 Preferred rank on a parity with the $6.25 Preferred as to the payment of dividends and distribution of assets of the Company upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company.

     1989 Preferred. Holders of the 1989 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $9.50 per share. All dividends on the 1989 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1989 Preferred are entitled to receive $100 per share plus accrued and unpaid dividends. The 1989 Preferred is redeemable, at the option of the Company, in whole or in part from time to time at a premium until November 9, 1999, and at $100 per share thereafter. The 1989 Preferred Stock is not entitled to the benefits of any sinking fund.

     Series B Flex APS. Holders of the Series B Flex APS are entitled to receive quarterly cumulative dividends at an annual rate of $9.50 per share from the date of original issue to July 15, 1995. Thereafter, dividends will be paid at rates established every 49 days (or such longer period of time as is established by an agent of the Company in accordance with the terms of the Series B Flex APS) pursuant to auction procedures. All dividends on the Series B Flex APS have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the Series B Flex APS are entitled to receive $100 per share plus accrued and unpaid dividends. The Series B Flex APS are redeemable, at the option of the Company, in whole or in part, in July 1995, at $100 per share plus an amount equal to accrued and unpaid dividends to the redemption date (the "Flex APS Redemption Price"). Thereafter, during periods in which dividends rates on the Series B Flex APS are set pursuant to auction every 49 days, shares of such Series B Flex APS will be redeemable, at the option of the Company, in whole or in part, on each dividend payment date at the Flex APS Redemption Price. If the dividend rate on the Series B Flex APS is set pursuant to auction for a period longer than 49 days, the Series B Flex APS will be redeemable during such period on such dates and upon such terms as specified by an agent of the Company. The Series B Flex APS is not entitled to the benefits of any sinking fund.

     1991 Preferred. Holders of the 1991 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $9.50 per share. All dividends on the 1991 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1991 Preferred are entitled to receive $100 per share plus accrued and unpaid dividends. The 1991 Preferred is not redeemable prior to August 13, 1996. The 1991 Preferred is redeemable, at the option of the Company, in whole or in part from time to time on or after August 13, 1996, at $100 per share plus an amount equal to accrued and unpaid dividends. The 1991 Preferred is not entitled to the benefits of any sinking fund.

     1992 Preferred. Holders of the 1992 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $82.50 per share. All dividends on the 1992 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1992 Preferred are entitled to receive $1,000 per share plus accrued and unpaid dividends. The 1992 Preferred is not redeemable prior to October 15, 2002. The 1992 Preferred is redeemable, at the option of the Company, in whole or in part from time to time on or after October 15, 2002, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 1992 Preferred is not entitled to the benefits of any sinking fund.

     1993 Preferred. Holders of the 1993 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $73.50 per share. All dividends on the 1993 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1993 Preferred are entitled to receive $1,000 per share plus accrued and unpaid dividends. The 1993 Preferred is not redeemable prior to October 15, 1998. The 1993 Preferred is redeemable, at the option of the Company, in whole or in part, from time to time on or after October 15, 1998, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 1993 Preferred is not entitled to the benefits of any sinking fund.

     Voting Rights. The 1989 Preferred, Series B Flex APS, 1991 Preferred, 1992 Preferred and 1993 Preferred have the right, voting as a class with each other and any other series of Preferred Stock ranking on a parity thereto as to the payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, to elect two members of the Board of Directors of the Company at the meeting of stockholders called for such purpose after six quarterly cumulative dividends on such Preferred Stock, whether consecutive or not, shall be in arrears. The right of such holders of Preferred Stock to elect said members to the Board of Directors shall continue until such time as all dividends accrued on such stock shall have been paid in full, at which time such right shall terminate.

     On any item with respect to which the holders of the 1989 Preferred, Series B Flex APS, 1991 Preferred, 1992 Preferred and 1993 Preferred are entitled to vote, such holders shall be entitled to one vote for each share held.

     Conversion Rights. The holders of the 1989 Preferred, Series B Flex APS, 1991 Preferred, 1992 Preferred and 1993 Preferred do not have any rights to convert the shares thereof into shares of any other class or series of capital stock (or any other security) of the Company.

COMMON STOCK

     If shares of Common Stock are offered, the Prospectus Supplement relating thereto will set forth the number of shares offered, the public offering price and information regarding Household International's dividend history and Common Stock prices as reflected on the New York Stock Exchange Composite Tape, including a recent last sale price of the Common Stock.

     Holders of Common Stock are entitled to receive dividends out of any funds legally available for that purpose as and if declared by the Board of Directors of the Company, subject to the prior dividend rights of Preferred Stock.

     Subject to certain voting rights of the Preferred Stock described elsewhere herein, the holders of shares of Common Stock are entitled to vote at all meetings of the stockholders and are entitled to one vote for each share of Common Stock held. Subject to certain voting rights of the $6.25 Preferred described elsewhere herein, holders of Common Stock currently vote together as a class with the $6.25 Preferred Stock.

     The issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of Common Stock are not entitled to preemptive rights or conversion or redemption rights. The Common Stock does not have cumulative voting rights in the election of directors.

     In the event of the voluntary dissolution, liquidation or winding up of the Company, holders of Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, all of the remaining assets of the Company available for distribution.

SPECIAL CHARTER PROVISIONS

     The Company's Restated Certificate of Incorporation, as amended, contains provisions, in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, eliminating the personal liability of a director to the Company or its stockholders for money damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                              PLAN OF DISTRIBUTION

     Household International may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement sets forth the terms of the offering of the Securities (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to Household International from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto describes the nature of the obligation of the underwriters to take the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     The Offered Securities may be sold directly by Household International or through agents designated by Household International from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by Household International to such agent are set forth, in the Prospectus Supplement relating thereto.

     Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into by Household International to indemnification by Household International against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, Household International will authorize underwriters, dealers or other persons acting as Household International's agents to solicit offers by certain institutions to purchase Offered Securities from Household International pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Household International. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, Household International shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

     There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated Expenses:

        Printing and Engraving.............................................   $150,000
        Fees of Trustees/Transfer Agents/Registrars........................     50,000
        Accountants' Fees..................................................     50,000
        Blue Sky Qualifications Fees.......................................     15,000
        SEC Filing Fee.....................................................    172,415*
        Rating Service Fees................................................    500,000
        Stock Exchange Listing Fees........................................     20,000
        Legal Fees and Expenses............................................     10,000
        Miscellaneous......................................................     12,585
                                                                              --------
             Total.........................................................   $980,000

- ---------------
* Actual

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Household International, Inc. (the "Company"), contains a provision which eliminates directors' personal liability as set forth above.

     The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

     The Company's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent as expressly authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

     The Company has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

     Pursuant to agreements which the Company may enter into with underwriters or agents (forms of which are or will be filed as exhibits to this Registration Statement) officers and directors of the Company may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus or Prospectus Supplement which has been furnished to the Company by such underwriters or agents.

ITEM 16. EXHIBITS.

 1(a)         Form of Underwriting Agreement for Debt Securities and Warrants to Purchase
              Debt Securities.
 1(b)*        Form of Underwriting Agreement for Preferred Shares.
 1(c)*        Forms of Underwriting Agreement for Common Stock.
 3(a)         Restated Certificate of Incorporation, as amended, of Household International,
              Inc.
 3(b)         Bylaws of Household International, Inc.
 4(a)         Indenture dated as of October 1, 1993, between Household International, Inc.
              and The First National Bank of Maryland, as Trustee.
 4(b)+        Indenture between Household International, Inc. and First Interstate Bank of
              California, as Trustee.
 4(c)+        Indenture between Household International, Inc. and Harris Trust and Savings
              Bank, as Trustee.
 4(d)         Forms of Warrant Agreement, including form of Warrant Certificates.
 4(e)         Form of Deposit Agreement.
 4(f)*        Form of Certificate of Designation, Preferences and Rights for Preferred
              Shares.
 5            Opinion and Consent of Mr. John W. Blenke, Assistant General Counsel and
              Secretary of Household International, Inc.
12            Statement on the Computation of Ratio of Earnings to Fixed Charges and to
              Combined Fixed Charges and Preferred Stock Dividends (incorporated herein by reference from Exhibit 12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and from Exhibit 12 to the Quarterly Report on Form
              10-Q for the quarter ended September 30, 1994 of Household International, Inc.
              (File No. 1-8198)).
23(a)         Consent of Arthur Andersen LLP, Certified Public Accountants.
23(b)         Consent of Mr. John W. Blenke, Assistant General Counsel and Assistant
              Secretary of Household International, Inc. is contained in his opinion (Exhibit
              5).
24            Powers of Attorney (included on signature page)
25(a)         Statement of eligibility and qualification of The First National Bank of
              Maryland.
25(b)         Statement of eligibility and qualification of First Interstate Bank of
              California.
25(c)         Statement of eligibility and qualification of Harris Trust and Savings Bank.

- ---------------
* To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.

+ Filing omitted pursuant to Instruction 2 to Item 601 of Regulation S-K because the exhibit is substantially identical in all material respects to Exhibit 4(a), except as to parties thereto.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the Securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROSPECT HEIGHTS, AND STATE OF ILLINOIS, ON THE 12TH DAY OF JANUARY, 1995.

                                          HOUSEHOLD INTERNATIONAL, INC.

                                          By:         WILLIAM F. ALDINGER
                                                    William F. Aldinger
                                                       President and
                                                  Chief Executive Officer

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS J. W. BLENKE, L. S. MATTENSON, J. M. POWELL AND P. D. SCHWARTZ AND EACH OR ANY OF THEM (WITH FULL POWER TO ACT ALONE), HIS/HER TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM/HER IN HIS/HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN AND FILE, WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT, GRANTING UNTO EACH SUCH ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE/SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SUCH ATTORNEY-IN-FACT AND AGENT OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 12TH DAY OF JANUARY, 1995.

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ----------------------------------------------

             WILLIAM F. ALDINGER               President, Chief Executive Officer, and
- ---------------------------------------------  Director (as Principal Executive Officer)
            (William F. Aldinger)

               DONALD C. CLARK                 Chairman of the Board and Director
- ---------------------------------------------
              (Donald C. Clark)

              ROBERT J. DARNALL                Director
- ---------------------------------------------
             (Robert J. Darnall)

               GARY G. DILLON                  Director
- ---------------------------------------------
              (Gary G. Dillon)

- ---------------------------------------------  Director
            (Mary Johnston Evans)

           CYRUS F. FREIDHEIM, JR.             Director
- ---------------------------------------------
          (Cyrus F. Freidheim, Jr.)

                LOUIS E. LEVY                  Director
- ---------------------------------------------
               (Louis E. Levy)

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ----------------------------------------------
                                               Director
- ---------------------------------------------
              (George A. Lorch)

               JOHN D. NICHOLS                 Director
- ---------------------------------------------
              (John D. Nichols)

               GORDON P. OSLER                 Director
- ---------------------------------------------
              (Gordon P. Osler)

                                               Director
- ---------------------------------------------
             (James B. Pitblado)

             ARTHUR E. RASMUSSEN               Director
- ---------------------------------------------
            (Arthur E. Rasmussen)

               S. JAY STEWART                  Director
- ---------------------------------------------
              (S. Jay Stewart)

           LOUIS W. SULLIVAN, M.D.             Director
- ---------------------------------------------
          (Louis W. Sullivan, M.D.)

              RAYMOND C. TOWER                 Director
- ---------------------------------------------
             (Raymond C. Tower)

             DAVID A. SCHOENHOLZ               Senior Vice President-Chief Financial Officer
- ---------------------------------------------  (as Principal Accounting and Financial
            (David A. Schoenholz)              Officer)

     The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities "investment grade securities" pursuant to Transaction Requirement B.2 of Form S-3.

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
   NO.                                    DESCRIPTION                                    PAGE
- ----------    --------------------------------------------------------------------   ------------
 1(a)         Form of Underwriting Agreement for Debt Securities and Warrants to
              Purchase Debt Securities.
 1(b)*        Form of Underwriting Agreement for Preferred Shares.
 1(c)*        Forms of Underwriting Agreement for Common Stock.
 3(a)         Restated Certificate of Incorporation, as amended, of Household
              International, Inc.
 3(b)         Bylaws of Household International, Inc.
 4(a)         Indenture dated as of October 1, 1993, between Household
              International, Inc. and The First National Bank of Maryland, as
              Trustee.
 4(b)+        Indenture between Household International, Inc. and First Interstate
              Bank of California, as Trustee.
 4(c)+        Indenture between Household International, Inc. and Harris Trust and
              Savings Bank, as Trustee.
 4(d)         Forms of Warrant Agreement, including form of Warrant Certificates.
 4(e)         Form of Deposit Agreement.
 4(f)*        Form of Certificate of Designation, Preferences and Rights for
              Preferred Shares.
 5            Opinion and Consent of Mr. John W. Blenke, Assistant General Counsel
              and Assistant Secretary of Household International, Inc.
12            Statement on the Computation of Ratio of Earnings to Fixed Charges
              and to Combined Fixed Charges and Preferred Stock Dividends
              (incorporated herein by reference from Exhibit 12 to the Annual
              Report on Form 10-K for the fiscal year ended December 31, 1993 and from Exhibit 12 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 of Household International, Inc. (File No.
              1-8198)).
23(a)         Consent of Arthur Andersen LLP, Certified Public Accountants.
23(b)         Consent of Mr. John W. Blenke, Assistant General Counsel and
              Secretary of Household International, Inc. is contained in his opinion (Exhibit 5).
24            Powers of Attorney (included on signature page)
25(a)         Statement of eligibility and qualification of The First National
              Bank of Maryland.
25(b)         Statement of eligibility and qualification of First Interstate Bank of California.
25(c)         Statement of eligibility and qualification of Harris Trust and
              Savings Bank.

- ---------------
* To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.

+ Filing omitted pursuant to Instruction 2 to Item 601 of Regulation S-K because the exhibit is substantially identical in all material respects to Exhibit 4(a), except as to parties thereto.